                                    ITEM 401(l)

                                 PERFORMANCE GRAPH

                                                  1990       1991      1992      1993     1994     1995
                                                  ----       ----      ----      ----     ----     ----
Class A Common Stock                               100        113       175       225      229      316
Class B Common Stock                               100        120       232       290      283      395
Dow Jones Equity Index                             100        132       144       158      159      221
Dow Jones Home Construction Index                  100        174       224       285      194      288


Assuming that the value of the investment in Liberty Homes, Inc. Class A and Class B Common Stock and each index was $100 on December 31, 1990 and all dividends were reinvested.


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